Exhibit 23.1

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Post-Effective Amendment No. 1 to Form S-3 (Registration No. 333-132577) on Form S-1 of Boots & Coots International Well Control, Inc (the "Company") of our reports dated March 12, 2008, with respect to the consolidated financial statements of Boots & Coots International Well Control, Inc. as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of the Company's internal control over financial reporting included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2007. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ UHY LLP

Houston, Texas
March 14, 2008